Exhibit 99.1

     iLinc Communications Closes $4.25 Million Private Placement Offering;
                     Company Raises New Capital for Growth

    PHOENIX--(BUSINESS WIRE)--April 20, 2004--iLinc Communications, Inc. (AMEX:ILC), developers of feature-rich, secure and scalable Web conferencing software, announced that it has completed a private placement of 85 units, comprised of senior notes and common stock, for an aggregate purchase price of $4.25 million. The net proceeds from the private placement of the units will be used for acquisitions, increased marketing and sales efforts and general working capital purposes to further the Company's objective of gaining significant market share of the Web conferencing space.
    The Company sold a total of 85 units, with each unit costing $50,000 and entitling the purchaser to a senior note with a principal balance of $37,500, and $12,500 of the Company's common stock, representing 19,230 shares. The Company therefore issued $3,187,500 in senior notes and 1,634,550 shares of the Company's common stock. The senior notes will be issued as a series of notes pursuant to a unit purchase and agency agreement. The senior notes are non-convertible, and the purchasers receive no warrants. The placement agent received a commission equal to 10% of the gross proceeds together with a warrant for the purchase of 163,455 shares of the Company's common stock at a price equal to 120% of the price paid by investors. The senior notes bear interest at a rate of 10% per annum and accrued interest is due and payable on a quarterly basis beginning July 15, 2004, with principal due at maturity on July 15, 2007. The senior notes are redeemable by the Company at 100% of the principal value at any time after July 15, 2005. The senior notes are unsecured obligations of the Company but are senior in right of payment to all existing and future indebtedness of the Company.
    The securities offered by the Company to accredited investors in the private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares and is being issued under Rule 135c under the Securities Act.

    About iLinc Communications, Inc.

    Phoenix-based iLinc Communications, Inc. (http://www.ilinc.com) is dedicated to helping corporations increase productivity through more efficient communications using Web conferencing and collaboration. iLinc Communications has developed a powerful, easy-to-use suite of services. As a fully scalable and secure solution, with the highest AES data encryption guidelines in the industry, the Company's Web conferencing services save a corporation time and money while improving the effectiveness of a corporation's communications. iLinc Communications' core suite of products, including MeetingLinc(TM), LearnLinc(TM), ConferenceLinc(TM) and SupportLinc(TM), delivers a Web collaboration platform suitable for enterprise or organization-wide deployment.
    This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include the rate of acceptance of the Company's products and services by customers, changes in the e-Learning and Web conferencing and collaboration market in general, use of the Internet, the acceptance of new products, the Company's need for working capital, the result of pending litigation, the competition the Company faces from larger and more well-capitalized competitors and other matters more fully disclosed in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates and expectations as of the date of the press release, and subsequent events and developments may cause the Company's estimates and expectations to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates and expectations of its future financial performance as of any date subsequent to the date of this press release.
    iLinc, iLinc Communications, MeetingLinc, LearnLinc, ConferenceLinc, SupportLinc and its logo are trademarks or registered trademarks of iLinc Communications, Inc. All other Company names and products may be trademarks of their respective companies.

    CONTACT: iLinc Communications Inc., Phoenix
             Media: Mark R. Yeager, 602-952-1200
             pr@ilinc.com
             or
             Investors: James L. Dunn, Jr., 602-952-1200